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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
MarkWest Energy Partners, L.P.:

        We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the registration statement (No. 333-133439) on Form S-1 of MarkWest Energy Partners, L.P. of our report dated June 17, 2005, with respect to the consolidated balance sheet of MarkWest Energy Partners, L.P. as of December 31, 2004 and the related consolidated statements of earnings, comprehensive income, changes in capital, and cash flows for the year then ended, which report appears in the December 31, 2005 annual report on Form 10-K of MarkWest Energy Partners, L.P. and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Denver, Colorado
December 6, 2006

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Consent of Independent Registered Public Accounting Firm